Exhibit 99.2

Sierra Oncology Provides Financial Update to Support the Future Commercialization of Momelotinib

—Oxford Finance Debt Facility for up to $125 Million—

—Series B Warrants Will Expire in 75 Days, and if Fully Exercised, Could Provide

An Additional $33.3 Million—

SAN MATEO, CA, January 25, 2022—Sierra Oncology, Inc. (NASDAQ: SRRA), a late-stage biopharmaceutical company dedicated to delivering targeted therapies for rare cancers, today announced it has entered into a term loan agreement with Oxford Finance, LLC that is designed to primarily support the commercial preparation and potential launch of momelotinib, an investigational agent for the treatment of myelofibrosis, a rare form of blood cancer. The Company estimates it had cash and cash equivalents of $104.7 million as of December 31, 2021.

Stephen Dilly, MBBS, PhD, President and Chief Executive Officer of Sierra Oncology, said, “Our strong cash position together with the term loan facility with Oxford create great financial optionality for us as we move towards an NDA filing and potential approval of momelotinib.”

Under the terms of the loan agreement with Oxford Finance, LLC, Sierra drew an initial $5 million term loan at closing. The company has the ability to access up to an additional $120 million in a series of tranches, $70 million of which are based on certain pre-determined milestones, including US regulatory approval and financing, and $50 million is at the lender’s discretion. In addition, the Company’s Series B Warrants expire 75 days from today, and if fully exercised, would provide a total of $33.3 million in proceeds to the company.

About Momelotinib

Momelotinib is a potent, selective and orally bioavailable JAK1, JAK2 and ACVR1 / ALK2 inhibitor currently under investigation for the treatment of myelofibrosis. Myelofibrosis results from dysregulated JAK-STAT signaling and is characterized by constitutional symptoms, splenomegaly (enlarged spleen) and progressive anemia.

Sierra Oncology announced topline results of the Pivotal Phase 3 MOMENTUM clinical trial, a global, randomized, double-blind study evaluating momelotinib for the treatment of symptomatic and anemic myelofibrosis patients, on January 25, 2022. The company plans to submit a New Drug Application with the US Food & Drug Administration (FDA) in the second quarter of 2022. The FDA has granted Fast Track designation for momelotinib.

About Sierra Oncology

Sierra Oncology is a late-stage biopharmaceutical company on a mission to deliver targeted therapies that treat rare forms of cancer. We harness our deep scientific expertise to identify compounds that target the root cause of disease to advance targeted therapies with assets on the leading edge of cancer biology. Our team takes an evidence-based approach to understand the limitations of current treatments and explore new ways to change the cancer treatment paradigm. Together we are transforming promise into patient impact.

For more information, visit www.SierraOncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the potential exercise of Series B warrants, expected use of proceeds from the company’s loan agreement and Series B warrants, the ability of the company to draw funds under its loan agreement, proceeds from the potential exercise of the company’s Series B warrants, statements regarding the potential of, and expectations regarding momelotinib including expected timing of filing a New Drug Application with the FDA, obtaining regulatory approval for momelotinib and the commercialization of momelotinib, the company’s potential opportunity in myelofibrosis, the company’s ability to identify compounds and statements by the company’s President and Chief Executive Officer. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Note on the Company’s Financial Statements

The company’s consolidated financial statements as of and for the year ended December 31, 2021, are not yet available. The preliminary cash and cash equivalents information included in this press release has been prepared by, and is the responsibility of, management. The company’s independent registered public accounting firm, Deloitte & Touche LLP, has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to such information. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. It is possible that the Company or Deloitte & Touche LLP may identify items that require adjustments to such information. The company expects to complete its audited consolidated financial statements as of and for the year ended December 31, 2021, subsequent to the issuance of this press release. Accordingly, undue reliance should not be placed on this preliminary estimate.

For Further Information:

Investor Contact

DeDe Sheel

415.732.9828

dsheel@sierraoncology.com

Media Contact

Lauren Musto

615.351.7777

lmusto@sierraoncology.com

SOURCE: Sierra Oncology